NEWS RELEASE

For information contact:
Kevin B. Habicht
Chief Financial Officer
407-265-7348

For Immediate Release
July 29, 2003

SECOND QUARTER OPERATING RESULTS ANNOUNCED BY
COMMERCIAL NET LEASE REALTY, INC.

Orlando, Florida, July 29, 2003 — Commercial Net Lease Realty, Inc. (NYSE:NNN), an equity real estate investment trust, reported funds from operations (“FFO”) for the second quarter ended June 30, 2003 were $14,491,000 or 36 cents per share compared to $14,512,000 or 36 cents per share for the same period last year. For the six months ended June 30, 2003, FFO was $28,728,000 or 71 cents per share compared to $28,673,000 or 71 cents for the same period last year.

Net earnings available to common shareholders for the quarter ended June 30, 2003 was $11,342,000 or 28 cents per share compared to $12,632,000 or 31 cents per share for the same period last year. Revenues for the second quarter increased to $27,094,000 compared to $22,431,000 for last year’s second quarter. Net earnings available to common shareholders for the six months ended June 30, 2003 was $20,495,000 or 50 cents per share from $24,256,000 or 60 cents per share for the same period last year. Revenues for the six months increased to $47,661,000 compared to $45,858,000 for the same period last year. Additionally, during the second quarter of 2003, the Company and its affiliated subsidiaries invested $59,111,000 in additional properties and construction in progress.

Gary M. Ralston, President and Chief Operating Officer, commented, “We are pleased with our solid 96.9% occupancy which we attribute to the quality of our assets and associates.”

Commercial Net Lease Realty, invests in high quality, single-tenant retail, office and industrial properties subject to long-term, net leases with major corporate tenants, such as Barnes & Noble, Best Buy, Eckerd, Home Depot, OfficeMax and Wal-Mart. The Company currently owns, either directly or through investment interests, 350 properties in 39 states with total gross leasable ares of approximately 6.8 million square feet. These properties are leased to 127 corporations in 45 lines of trade/industrial classifications.

Management will hold a conference call on July 29, 2003 at 11:00 am EDT to review the Company’s results. The call can be accessed on the Company’s web site live at http://www.cnlreit.com. For those unable to listen to the live broadcast, a replay will be available on the Company’s web site. In addition, the Company will post a summary of any earnings guidance given on the call to the Company's web site.

Statements in this press release, which are not strictly historical, are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, changes in interest rates, increases in operating costs, the availability of capital, and the profitability of the Company’s taxable subsidiary. Additional information concerning these and other factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K. Copies of each filing may be obtained from the Company or the SEC. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Funds From Operations, commonly referred to as FFO, is a relative non-GAAP financial measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. For purposes of the Company, FFO is net earnings excluding depreciation, gains and losses on the disposition of real estate and non-recurring items of income and expense of the Company, and the Company’s share of these items from the Company’s unconsolidated partnerships.

FFO is generally considered by industry analysts to be the most appropriate measure of performance. FFO does not necessarily represent cash provided by operating activities in accordance with accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of the Company’s performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers FFO an appropriate measure of performance of an equity REIT because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure. The Company’s computation of FFO may differ from the methodology for calculating FFO used by other equity REITs, and therefore, may not be comparable to such other REITs.

Commercial Net Lease Realty, Inc. (in thousands, except per share data)
Income Statement Summary	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Income:
Rental and earned income	$21,909	$20,414	$44,279	$41,182
Interest and other income	2,185	2,017	3,382	4,676

	24,094	22,431	47,661	45,858

Expenses:
General and administrative	2,641	2,728	5,239	4,991
Real estate	265	315	558	829
Interest	6,838	6,406	13,347	12,973
Depreciation and amortization	3,049	2,752	5,984	5,511
Dissenting shareholders' settlement	-	-	2,413	-

	12,793	12,201	27,541	24,304

Earnings from continuing operations before equity in
earnings of unconsolidated affiliates	11,301	10,230	20,120	21,554
Equity in earnings of unconsolidated affiliates	1,191	1,137	1,955	1,777

Earnings from continuing operations	12,492	11,367	22,075	23,331

Earnings from discontinued operations	(148)	2,145	423	2,930

Net earnings	12,344	13,512	22,498	26,261
Preferred stock dividends	(1,002)	(880)	(2,003)	(2,005)

Net earnings available to common shareholders	$11,342	$12,632	$20,495	$24,256

Weighted average common shares outstanding:
Basic	40,445	40,263	40,428	40,449

Diluted	40,751	40,449	40,661	40,578

Earnings per share available to common stockholders:
Basic
Continuing operations	$0.28	$0.26	$0.50	$0.53
Discontinued operations	-	0.05	0.01	0.07

Net earnings	$0.28	$0.31	$0.51	$0.60

Diluted
Continuing operations	$0.28	$0.26	$0.49	$0.53
Discontinued operations	-	0.05	0.01	0.07

Net earnings	$0.28	$0.31	$0.50	$0.60

Commercial Net Lease Realty, Inc. (in thousands, except per share data)
	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Reconciliation of funds from operations:
Net earnings available to common shareholders	$11,342	$12,632	$20,495	$24,256
Real estate depreciation and amortization:
Continuing operations	2,620	2,420	5,179	4,850
Discontinued operations	5	156	22	338
Partnership real estate depreciation	171	72	335	88
Loss (gain) on disposition of real estate:
Discontinued operations	353	(768)	284	(859)
Dissenting shareholders' settlement	-	-	2,413	-

Funds from operations	$14,491	$14,512	$28,728	$28,673

Funds from operations per share:
Basic	$0.36	$0.36	$0.71	$0.71

Diluted	$0.36	$0.36	$0.71	$0.71

In accordance with Financial Accounting Standard Statement No. 144, “Accounting for the Impairment or Disposal of Long-Loved Assets, ” the Company has classified the operations of the nine and 19 properties sold during 2003 and 2002, respectively, as discontinued operations. Accordingly, the results of operations related to these 28 properties for 2003 and 2002, have been reclassified to earnings from discontinued operations. The following is a summary of earnings from discontinued operations.

	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Rental and earned income	$203	$1,607	$659	$2,554
Other income	16	2	91	4

	219	1,609	750	2,558

Expenses:
General and administrative	8	-	11	1
Real estate	1	77	10	148
Depreciation and amortization	5	155	22	338

	14	232	43	487

Earnings before gain (loss) on disposition of real estate	205	1,377	707	2,071
Gain (loss) on disposition of real estate	(353)	768	(284)	859

Earnings from discontinued operations	$(148)	$2,145	$423	$2,930

Commercial Net Lease Realty, Inc. (in thousands)
Balance Sheet Summary	June 30, 2003	December 31, 2002
Assets:
Cash and cash equivalents	$3,401	$1,737
Receivables, net of allowance	1,747	1,227
Mortgages, notes and accrued interest receivable	10,807	11,253
Investments in, mortgages and other receivables from
unconsolidated affiliates	121,202	102,633
Real estate:
Accounted for using the operating method	720,976	703,465
Accounted for using the direct financing method	107,136	108,308
Other assets	28,472	25,485

Total assets	$993,741	$954,108

Liabilities and stockholders' equity:
Current liabilities	$8,195	$20,378
Line of credit	95,800	38,900
Mortgages payable	54,057	55,481
Notes payable	289,987	290,208
Stockholders' equity	545,702	549,141

Total liabilities and stockholders' equity	$993,741	$954,108

Shares outstanding	40,581	40,404